EXHIBIT 10.1
REAL ESTATE NOTE

$4,900,000.00	July 17, 2002 Atlanta, Georgia
     FOR VALUE RECEIVED, the undersigned, 1945 THE EXCHANGE, LLC, a Georgia limited liability company (hereinafter referred to as “Maker”), promises to pay to the order of THE OHIO NATIONAL LIFE INSURANCE COMPANY, an Ohio corporation (hereinafter referred to as “Payee”; Payee, and any subsequent holder(s) hereof, being hereinafter referred to collectively as “Holder”), without grace, at the office of Payee at One Financial Way, Cincinnati, Ohio 45242, or at such other place as Holder may designate to Maker in writing from time to time, the principal sum of FOUR MILLION NINE HUNDRED THOUSAND AND NO/100 DOLLARS ($4,900,000.00), together with interest thereon, or on so much thereof as from time to time may be outstanding and unpaid, at the rates and computed as hereinafter set forth, in lawful money of the United States of America, which shall at the time of payment be legal tender in payment of all debts and dues, public and private, such principal and interest to be paid in the following manner, to-wit:
     From and after the date hereof (until maturity or default as hereinafter provided), interest shall accrue at the rate of seven and three-quarters percent (7.75%) per annum simple interest, calculated on the basis of a 360-day year having twelve (12) thirty (30)-day months each, except that (i) the amount of the installment of interest only hereinbelow stated to be due on the date hereof shall be equal to the per diem interest amount determined on the basis of a 360-day year times the actual number of days elapsing from the date hereof through and including the last day of the month in which this Note is made, and (ii) the amount of the interest portion of the final installment of principal and interest hereinbelow stated to be due on August 1, 2012 shall be determined with reference to the aforementioned 360-day year per diem interest amount times the actual number of days elapsing from the due date of the monthly installment of principal and interest immediately preceding such final installment due date through the date upon which payment is made of the installment of principal and interest last becoming due hereunder. Interest only at said rate shall be due and payable pursuant to (i) above on the date hereof; thereafter, principal and interest at the aforesaid rate shall be due and payable in one hundred nineteen (119) equal consecutive monthly installments in the amount of Thirty-Seven Thousand Twelve and No/100 Dollars ($37,012.00) each, which provides for a twenty-five (25)-year amortization basis, commencing on the first (1st) day of the second (2nd) month after the date hereof and continuing on the first (1st) day of each and every month thereafter through and including the first (1st) day of July, 2012; and the entire outstanding principal balance together with accrued but unpaid interest, calculated as aforesaid, shall be due and payable in full on August 1, 2012.
     Each monthly installment of principal and interest made under the foregoing paragraph shall be applied first to accrued but unpaid interest and the balance shall be applied on account of principal.

     Unless and except as hereinbelow in this paragraph expressly provided, this Note may not be prepaid in whole or in part, except with the prior written consent of Holder. Provided no default exists, privilege is reserved by Maker to prepay in whole the unpaid principal balance with accrued interest thereon to date of payment, upon giving sixty (60) days’ written notice to Holder of intention to make such prepayment, on condition that Maker shall also pay, at the time of prepayment and in addition thereto, a premium equal to the sum of the present values, discounted on a monthly basis at the discount rate (described below), of each of the then remaining scheduled monthly payments of principal and interest and the principal and interest due at the loan maturity date, less the then outstanding principal balance of the loan, but not less than one percent (1.0%). The discount rate shall be determined as of the close of the business day which is seven (7) days prior to the date of prepayment and shall be calculated using the U.S. Treasury Note or Bill having a maturity date on or closest to the loan maturity date. If the maturity of this Note shall have been accelerated for default, the above prepayment premium shall be charged if permitted by law. Notwithstanding the above, no prepayment premium shall be due with respect to any payment of insurance or condemnation proceeds in reduction of the principal balance hereof pursuant to the provisions of the Deed to Secure Debt (as hereinafter defined). In addition, notwithstanding the above, during the last ninety (90) days of the term of this Note, Maker shall have the right to prepay the entire remaining then outstanding principal balance with accrued interest thereon to date of payment, without penalty.
     It is hereby expressly agreed that should any default be made in the payment of principal and interest as stipulated above, or should any default be made in the performance of any of the covenants or conditions contained in the “Loan Documents” (as that term is hereinafter defined) not cured within any applicable cure period, then, and in such event, the principal indebtedness evidenced hereby, and any other sums advanced hereunder or under the Loan Documents, or any of them, together with all unpaid interest accrued thereon, shall, at the option of Holder and without notice to Maker, at once become due and payable and may be collected forthwith, regardless of the stipulated date of maturity. While any default exists in the making of any payment or in the performance or observance of any of the covenants, agreements or conditions of this Note or of any instrument now or hereafter evidencing or securing the indebtedness evidenced hereby and the then entire principal balance of this Note has become due and payable, whether at maturity, by acceleration or otherwise, the undersigned further promises to pay, on each date that an installment payment on this Note is due, additional interest on the principal balance of this Note then outstanding at the lesser of (i) the highest rate of interest allowable under the laws of the State of Georgia, or (ii) five percent (5.0%) per annum, provided that any additional interest which has accrued shall be paid at the time of and as a condition precedent to the curing of any default. Time is of the essence of this Note. In the event this Note, or any part thereof, is collected by or through an attorney-at-law, Maker agrees to pay all costs of collection including, but not limited to, reasonable attorney’s fees actually incurred based upon the attorney’s normal hourly rate and the number of hours worked and not the attorney’s fees statutorily defined in O.C.G.A. § 13-1-11.
     As long as the regular monthly payment is received on or before the fifth (5th) day of the month, then such payment shall be deemed to have been made on or before the first (1st) day of the month. If the payment is not made by the fifth (5th) day of the month, then the loan shall be considered to be in default from the date such regular monthly payment was due (the first (1st) day of the month), and the default provisions of this Note shall be operative from the first (1st)

day of such month. To defray the extra expenses incurred in handling delinquent payments, a late charge shall be payable by Maker for any installment payment of principal or interest which is not paid within five (5) days following the due date thereof, and said late charge shall equal five percent (5.0%) of the amount paid late.
     Presentment for payment, demand, protest and notice of demand, protest and non-payment and all other notices are hereby waived by Maker. No failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a past due installment, or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Holder thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or by applicable law; and Maker hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. No extension of the time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of Maker under this Note, either in whole or in part unless Holder agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.
     Maker hereby waives and renounces for itself, its heirs, successors, and assigns, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, redemption, appraisement, exemption and homestead now provided, or which may hereafter be provided, by the Constitution and laws of the United States of America and of any state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement and collection of the obligations evidenced by this Note. Maker hereby transfers, conveys and assigns to Holder a sufficient amount of such homestead or exemption as may be set apart in bankruptcy, to pay this Note in full, with all costs of collection, and does hereby direct any trustee in bankruptcy having possession of such homestead or exemption to deliver to Holder a sufficient amount of property or money set apart as exempt to pay the indebtedness evidenced hereby, or any renewal thereof, and does hereby appoint Holder the attorney-in-fact for Maker to claim any and all homestead exemptions allowed by law.
     The indebtedness evidenced by this Note and obligations created hereby are secured by that certain Deed to Secure Debt and Security Agreement (the “Deed”; the Deed, together with this Note and all other documents now or hereafter evidencing or securing or in any way relating to the indebtedness evidenced hereby, herein referred to collectively as the “Loan Documents”) entered into this day between Maker, as Grantor, and Payee, as Grantee, concerning property located in Cobb County, Georgia; some of which Loan Documents are to be filed for record on or about the date hereof in the appropriate public records.
     Maker’s liability with respect to the payment of principal and interest as required under this Note shall be non recourse and Holder’s remedies for the repayment of the indebtedness and Maker’s other obligations under this Note and under any of the other Loan Documents shall be limited to the Premises (as defined in the Deed), and Holder’s receipt of the rents, issues and profits from the Premises. Holder shall make no efforts to extract payments out of any other assets of Maker or Guarantor (hereinafter defined) or from any person or entity comprising Maker or to seek judgment (except as hereinafter provided) for any sums which are or may be payable under this Note, the Deed or any other documents securing the loan evidenced by this Note and secured by the Loan Documents, as well as any claim or judgment (except as hereinafter provided) for any deficiency remaining after foreclosure of the Deed. Notwithstanding the above, nothing herein contained shall be deemed to be a release or impairment of the indebtedness evidenced by this Note or the security therefor intended by the other Loan Documents or be deemed to preclude Holder from exercising its rights to foreclose the Deed or to enforce any of its other rights or remedies under the Loan Documents. It is expressly understood and agreed that the aforementioned limitation on liability shall in no way affect or apply to Maker’s or Guarantor’s liability and continued liability for any loss suffered by or liability assessed against Holder for the following terms:
a)	Fraud or misrepresentation made in connection with this Note or any of the other Loan Documents governing, securing, or pertaining to the payment thereof;
b)	Failure to pay taxes prior to delinquency or to pay assessments, charges for labor or materials, or any other charges which may create liens on any portion of the Premises;
c)	The misapplication of (i) proceeds of insurance covering any portion of the Premises; or (ii) proceeds from the sale or condemnation of any portion of the Premises; or (iii) rentals received by or on behalf of Maker subsequent to the date on which Holder makes written demand therefor pursuant to any instrument governing, securing, or pertaining to the payment of this Note;
d)	Causing or permitting waste to occur in, on, or about the Premises and failure to maintain the Premises, excepting ordinary wear and tear;
e)	The payment to Holder upon Holder’s acquisition of title to the Premises of all unearned advance rentals and security deposits paid by tenants of the Premises and not refunded to or forfeited by such tenants;
f)	The payment to Holder of any and all fees paid to Maker by tenants of the Premises, which fees permit tenants to terminate their leases and which fees are paid to Maker after Holder has given Maker notice of an event of default under this Note or any of the other Loan Documents;
g)	Loss by fire or casualty to the extent not compensated by insurance proceeds collected by Holder;
h)	The return of, or reimbursement for, all personal property owned by Maker taken from the Premises by or on behalf of Maker, out of the ordinary course of business, and not replaced by items of equal or greater value than the original value of the personal property so removed;

i)	All court costs and reasonable attorney’s fees actually incurred which are provided for in this Note or in any other loan documents governing, securing, or pertaining to the payment of this Note;
j)	(i) Removal of any chemical, material, or substance in excess of legal limits to which exposure is prohibited, limited, or regulated by any federal, state, county, or local authority which may or could pose a hazard to the health and safety of the occupants of the Premises, regardless of the source of origination, (ii) the restoration of the Premises, to comply with all governmental regulations pertaining to hazardous waste found in, on, or under the Premises, regardless of the source of origination, and (iii) any indemnity or other agreement to hold Holder harmless from and against any and all losses, liabilities, damages, injuries, costs, and expenses of any and every kind arising as a result of the existence and/or removal of hazardous materials, toxic substances, or hazardous waste and from the violation of hazardous waste laws. Maker or Guarantor(s) shall not be liable hereunder if the Premises became contaminated subsequent to Holder’s acquisition of the Premises by foreclosure or acceptance of a deed in lieu thereof upon Maker’s delivery to Holder of a then current, written Phase I environmental audit report, prepared by an environmental engineer acceptable to Holder, which is satisfactory to Holder in form and content and which complies with Holder’s current environmental audit requirements stating that the Premises are free from the presence of hazardous materials. In the event Holder determines a Phase II environmental audit report may be necessary after reviewing the Phase I report, Holder, in its sole discretion, may require said Phase II report be prepared by an environmental engineer acceptable to Holder. Such report must be satisfactory to Holder in form and content and must comply with Holder’s current environmental audit requirements stating that the Premises are free from the presence of hazardous materials. Maker shall be solely responsible to pay for all such reports. all such reports shall be delivered to Holder prior to the completion of any foreclosure action or deed-in-lieu.
     Liability under this exception j) from the non-recourse section shall extend beyond repayment of the Note and compliance with the terms of the Deed unless at the time of repayment Maker or Guarantor(s) provides Holder with a then current, written Phase I environmental audit report, prepared by an environmental engineer acceptable to Holder, which is satisfactory to Holder in form and content and which complies with Holder’s current environmental audit requirements stating that the Premises and Secured Property Improvements are free from the presence of hazardous materials. In the event Holder determines a Phase II environmental audit report may be necessary after reviewing the Phase I report, Holder, in its sole discretion, may require said Phase II report be prepared by an environmental engineer acceptable to Holder. Such report must be satisfactory to Holder in form and content and must comply with Holder’s current environmental audit requirements stating that the Premises are free from the presence of hazardous materials. Maker or Guarantor(s) shall be solely responsible to pay for all such reports. All such reports shall be delivered to Holder prior to the completion of any foreclosure action or deed-in-lieu. The burden of proof under this section with regard to establishing the date upon which such chemical, material, or substance was placed or appeared in, on, or under the Premises shall be upon Maker or Guarantor(s);
k)	(i) Any and all costs incurred in order to cause the Premises to comply with the accessibility provisions of The Fair Housing Act of 1988, The Americans With Disabilities Act, and any other accessibility laws, and (ii) any indemnity or other agreement to hold Holder harmless from and against any and all losses, liabilities, damages, injuries, costs, or expenses of any kind arising as a result of non-compliance with any accessibility laws; provided, however, Maker or Guarantor(s) shall not be liable for compliance with any accessibility laws that first become effective, or for any violation of any accessibility laws resulting from alterations or improvements to the Premises that are performed, subsequent to Holder’s actually taking possession of the Premises pursuant to foreclosure of the Deed or acceptance of a deed in lieu thereof;
l)	Payment of any letter(s) of credit as specified in the next to last sentence of Paragraph 1.16 of the Deed.
     Moreover, Maker and said Guarantor(s) shall become personally liable, jointly and severally, for the entire amount of this mortgage loan (including all principal, interest, and other charges under this Note) in the event that Maker (i) violates the covenant governing the placing of subordinate financing on the Premises as contained in the Deed (ii) violates the covenant restricting transfers of interests in the Premises or transfers of ownership interests in Maker as contained in the Deed.
     The obligations of Maker or Guarantor(s) in subparagraphs (a) through (l) above, except as provided herein, shall survive the repayment and satisfaction of this Note and the mortgage loan.
     This Note has been executed in the State of Georgia and is intended as a contract under and shall be construed and enforceable in accordance with the laws of the State of Georgia.
     As used herein, the terms “Maker” and “Holder” shall be deemed to include their respective heirs, successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law. In the event that more than one person, firm or entity is a Maker hereunder, then all references to “Maker” shall be deemed to refer equally to each of said persons, firms or entities, all of whom shall be jointly and severally liable for all of the obligations of Maker hereunder. As used herein, the term “Guarantor” shall mean Abrams Properties, Inc., a Georgia corporation.

     IN WITNESS WHEREOF, Maker has executed this Note under seal on the date first above written.

1945 THE EXCHANGE, LLC, a Georgia limited liability company

By:	Abrams Properties, Inc., a Georgia corporation, its sole member

	By:	/s/ Melinda S. Garrett

Melinda S. Garrett, President

(CORPORATE SEAL)

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